Dated the 11th day of APRIL, 2003

PROACTIVE MEDICARE ENTERPRISE

(HONG KONG) LIMITED

AND

PROACTIVE MEDICAL ENTERPRISE, INC.

AND

JOHNS HOPKINS INTERNATIONAL L.L.C.

NOVATION AND ASSIGNMENT AGREEMENT FOR LICENSING AGREEMENT

TABLE OF CONTENTS

THIS AGREEMENT is made on the 11th day of April, 2003.

BETWEEN:

(1) **PROACTIVE MEDICARE ENTERPRISE (HONG KONG) LIMITED,** a company incorporated in Hong Kong and having its registered office at Room 2303, Tung Wai Commercial Building, 109-1 11 Gloucester Road, Wanchai, Hong Kong (the "**Assignor**");

(2) **PROACTIVE MEDICAL ENTERPRISE, INC.**, a company incorporated in the State of Texas, the United States of America ("**U.S.A.**") and having its registered office at 740 Polo Club Drive, Austin, Texas 78737, the U.S.A. (the "**Assignee**"); and

(3) **JOHNS HOPKINS INTERNATIONAL L.L.C.,** a limited liability company organized under the laws of the State of Maryland, U.S.A. and having its registered address at 720 Rutland Avenue, Suite 100, Baltimore, MD 21205, U.S.A. ("**JHI**").

WHEREAS:

(A) On June 15, 2002, the Assignor and JHI entered into a licensing agreement (the "**Licensing Agreement**"), a copy of which is annexed hereto as **Exhibit A**, whereby JHI grants to the Assignor a license to use the Mark subject to and in accordance with the terms and conditions of the Licensing Agreement.

(B) The Assignor now wishes to assign to the Assignee all of its rights and benefits under the Licensing Agreement as of the date of this Agreement (the "**Effective Date**"). The Assignor further wishes to be released and discharged from all obligations under the Licensing Agreement (except as otherwise specified in this Agreement) and novate the same to the Assignee as from the Effective Date.

(C) The Parties hereto have agreed to such assignment, novation, release and discharge on and subject to the terms and conditions of this Agreement.

TERMS AGREED:

1. <u>Definitions and Interpretation</u>

1.1 In this Agreement, terms defined in the Licensing Agreement shall have the same meanings and where the context so admits, the following words and expressions shall have the following meanings:

"**Parties**"	the named parties to this Agreement and their respective successors and assigns.

1.2 Any references, express or implied, to statutes or statutory provisions shall be construed as references

to those statutes or provisions as respectively amended or reenacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision. References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including references to the sections of the previous legislation from which the consolidating legislation has been prepared..

1.3 Headings are inserted for convenience only and shall not affect the construction of this Agreement.

1.4 The expression "JHI" includes its successors and assigns, and the expression "the Assignor" includes its successors and assigns and the expression "the Assignee" includes its successors and assigns.

1.5 References to:

1.5.1 Clauses are to clauses in this Agreement (unless the context otherwise requires) and the Recitals to this Agreement shall be deemed to form part of this Agreement;

1.5.2 writing shall include any methods of producing or reproducing words in a legible and non-transitory form; and

1.5.3 masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

1.6 In construing this Agreement, general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2. <u>Assignment and Novation</u>

2.1 **Assignment and Novation**

2.1.1 In consideration of the mutual covenants herein, the Assignor hereby assigns to the Assignee absolutely all of its rights, benefits and interests under the Licensing Agreement effective as of the Effective Date. The Assignee hereby undertakes to JHI to perform the Licensing Agreement and be bound by its terms in every way as if the Assignee had been a party to it in place of the Assignor. The term "PME" wherever used in the Licensing Agreement shall mean and refer to Assignee instead of Assignor. In addition, for the term of the Licensing Agreement, Assignee shall provide JHI with the financial information set forth in Section 7(f) of the Licensing Agreement for both the Assignor and Assignee.

2.1.2 Save as provided in Clause 2.1.3 below, in consideration of the mutual covenants herein, the Parties agree and declare that with effect on and from the Effective Date, the Assignor shall be released and discharged from performing and observing all of its future obligations, duties, liabilities, claims and demands under the Licensing Agreement.

2.1.3 Notwithstanding Clause 2.1.2 above, the Assignor undertakes and warrants to the Assignee and JHI that it shall continue to be subject to (a) the warrant that it granted to JHI under

Clause 7(b) of the Licensing Agreement, and (b) the provisions of Sections 1, 2, 3, 4, 6, 8, 9, 10, 12(a) and 16 of the Licensing Agreement. In addition, within thirty (30) days from the Effective Date, Assignee shall provide JHI with warrants to acquire 2% of the stock in each of the Assignee and United Premier Medical Group Limited ("UPMG") on the same terms as set forth in Section 7(b) of the Licensing Agreement (the warrant agreements for Assignor, Assignee and UPMG are collectively referred to as the "Warrant Agreements"). However, JHI may only exercise one of such Warrant Agreements to acquire stock. JHI's election of the entity with respect to which it will exercise a warrant shall be in its sole discretion. The warranties set forth in this Section 2.1.3 shall survive the expiration or termination of this Agreement or the Licensing Agreement.

2.1.4 Assignee agrees and irrevocably undertakes that: (a) all activities of Assignee in China shall be carried out exclusively through the Assignor, and (b) unless otherwise agreed in writing by JHI, the current shareholders of Assignee and Assignor (as listed on Exhibit B herein) shall retain at all times their current ownership, and (c) Assignee will cause Assignor to comply with the provisions of the Licensing Agreement related to the operation of its business in China, including, without limitation, Sections 8, 9, 10, 12(a) and 16 of the Licensing Agreement, and (d) compensation of JHI as set forth in Section 7(a) of the Licensing Agreement shall be based on activities of the Assignor in China. To guarantee payment and performance of its obligations under this Agreement and the Licensing Agreement, Assignee shall cause Assignor to execute for the benefit of JHI, within thirty (30) days from the Effective Date, a Guaranty Agreement ("Guaranty Agreement") (to be provided by JHI). In the event that, based upon opinion of JHI's counsel, such Guaranty Agreement would not be enforceable upon Assignor, Assignee hereby agrees to cause Herbert Wong to execute within thirty (30) days from the Effective Date, a Pledge Agreement (to be provided by JHI) covering Mr. Wong's stock in UPMG totaling 10% of the total outstanding stock of UPMG. A default under this Agreement, the Guaranty Agreement, the Warrant Agreements or the Pledge Agreement shall constitute an "Event of Default" as defined in the Licensing Agreement.

2.1.5. The events of default set forth in Section 13(e) and (f) of the Licensing Agreement shall apply if Herbert Wong fails to maintain executive managerial control of Assignee and Assignor, and to own at least 10% of the ownership interests in Assignee and UPMG (or the entity who controls Assignee).

2.1.6. Unless otherwise agreed in writing by JHI, Assignee shall not (whether directly or through any other entity) engage in any business other than that conducted by Assignor.

2.1.7. Within thirty (30) days from the execution of this Agreement, Assignee and Assignor shall provide to JHI with an opinion of counsel (acceptable to JHI) that this Agreement, the Guaranty Agreement, the Warrant Agreements, the Pledge Agreement and the Services Agreement between Assignor and Assignee are enforceable and do not violate the laws of the State of Texas, Hong Kong, People's Republic of China and the Cayman Islands, as applicable.

2.2 Agreement by JHI

2.2.1 In consideration of all of the agreements and undertakings of the Assignor and the Assignee

herein contained, and subject to this Agreement not being terminated in accordance with the terms hereof, JHI hereby agrees and undertakes to the Assignee and the Assignor that as from the Effective Date, it shall continue to perform, discharge and observe all of its obligations, duties, liabilities, claims and demands under the Licensing Agreement towards the Assignee and acknowledges that the Assignee shall be entitled to the rights, benefits and interests under the Licensing Agreement as if the Assignee was named in the Licensing Agreement in the place of the Assignor.

2.2.2 Save as provided in Clause 2.1.3 above, and subject to there being no termination of this Agreement pursuant to the provisions herein, but without prejudice to any other obligations, agreement or undertakings of the Assignor in this Agreement or any document referred to herein, JHI hereby releases and discharges the Assignor from all future claims and demands whatsoever arising in connection with the Licensing Agreement (but not claims, if any, existing as of the Effective Date) and accepts the liability of the Assignee under the Licensing Agreement from the Effective Date.

2.2.3 JHI consents to a sublicense from Assignee to Assignor of the license for name usage set forth in Section 1 of the Licensing Agreement, which sublicense shall be subject to the same terms and conditions as the license contained in the Licensing Agreement, including, without limitation, the termination rights for JHI set forth in Section 3 and the per diem liquidated damages of US$10,000 per day for misuse of the name as are set forth in Section 6 of the Licensing Agreement. Such sublicense shall at all times be subject and subordinate to the terms of the license as set forth in the Licensing Agreement and shall terminate immediately and automatically upon termination of such license.

2.3 Indemnity

2.3.1 The Assignor agrees with the Assignee to indemnify and keep indemnified the Assignee on demand from and against any liability incurred by the Assignee as a result of any action, demand, claim or proceeding against the Assignee by JHI under or in respect of the Licensing Agreement relating to any act or omission of the Assignor prior to the Effective Date.

2.3.2 The Assignee agrees with the Assignor to indemnify and keep indemnified the Assignor on demand from and against any liability incurred by the Assignor as a result of any action, demand, claim or proceeding against the Assignor by JHI under or in respect of the Licensing Agreement relating to any act or omission of the Assignee on or after the Effective Date.

3. <u>Representations and Warranties</u>

3.1 Each Party hereto represents and warrants that:

(a) it has full power, authority and legal right to execute and perform this Agreement;

(b) it has taken all necessary legal and corporate action to authorize the execution and performance of this Agreement; and

(c) this Agreement constitutes legal, valid and binding obligations of such party in accordance with its terms.

3.2 Each of the representations and warranties set out in Clause 3.1 hereof shall be separate and independent. In addition, Assignee and Assignor represent and warrant that **Exhibit B** attached hereto accurately sets forth the officers, directors and shareholders of the Assignor and Assignee.

4. <u>Costs</u>

4.1 Each Party shall be responsible for its costs and expenses of and relating to the preparation, execution and completion of, or the enforcement of, or preservation of any rights under, this Agreement, including legal costs and expenses on a full indemnity basis. Notwithstanding the foregoing, Assignee hereby agrees to pay reasonable and customary costs incurred by JHI in closing the transactions contemplated in this Agreement such as, for example, fees for any attorney retained by JHI to advise it on matters of the law in People's Republic of China, Hong Kong, Texas, and Cayman Islands, and the costs of any necessary translations.

5. <u>General</u>

5.1 If any provision or part of a provision of this Agreement shall be, or be found by any authority or court of competent jurisdiction to be, invalid or unenforceable, such invalidity or unenforceability shall not affect the other provisions or parts of such provisions of this Agreement, all of which shall remain in full force and effect.

5.2 This Agreement may be executed in one or more counterparts, and by the Parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart and each such counterpart shall constitute an original of this Agreement but all the counterparts shall together constitute one and the same instrument.

5.3 Within thirty (30) days from the Effective Date, Assignor and Assignee shall provide JHI, with the due diligence information set forth on **Exhibit C** to this Agreement in form and detail acceptable to JHI. Assignor and Assignee shall bear all costs of providing such due diligence items.

5.4 This Agreement shall bind and enure to the benefit of Assignee, Assignor and JHI and their respective successors and assigns. Reference in this Agreement to the term "person" shall include a corporation, partnership, limited liability company, trust, governmental body and other legal entity. All of Assignee's and Assignor's obligations to make any payments due under this Agreement shall survive the expiration or earlier termination of this Agreement. No failure of any Party to exercise and no delay of any Party in exercising any right, power or privilege under this Agreement shall, under any circumstances, operate as a waiver thereof. The failure of any Party to insist in any one or more instance upon a strict performance of any covenant of this Agreement or to exercise any right, power or privilege herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or right, expressed in writing by that Party. Notwithstanding anything to the contrary contained in this Agreement, there are no third party beneficiaries of this Agreement.

5.5 Assignor and Assignee hereby acknowledge and agree that JHI entered into this Agreement upon assurances that the execution of the Guaranty Agreement, Warrant Agreements, Pledge Agreement, opinions from counsel, and other related documents ("Related Documents") would be executed within

thirty (30) days and the due diligence items listed on Exhibit C ("Due Diligence Items") would be delivered within thirty (30) days. JHI will have the right to terminate this Agreement immediately in the event that: (1) the Related Documents and Due Diligence Items are not executed and delivered within this time period and such delay is not caused by JHI; or (2) the Novation and Assignment Agreement for Educational and Consulting Services Agreement entered into between the parties hereto on or about the date hereof is terminated.

6. Notices

6.1 Any notice or communication to be given hereunder shall be in writing and shall be sent by mail (prepaid, registered post) or by facsimile (with confirmation by mail), as follows:

if to the Assignor to	:	Proactive Medicare Enterprise (Hong Kong) Limited
Address	:	Room 2303, Tung Wai Commercial Building 109-111 Gloucester Road Wanchai, Hong Kong
Fax number	:	852-2581-0803
Marked for the attention of	:	Mr. Robert Wong
if to the Assignee to	:	Proactive Medical Enterprise, Inc.
Address	:	740 Polo Club Drive Austin, Texas 78737 U.S.A.
Fax number	:	1-512-301-3748
Marked for the attention of	:	Mr. Herbert Y. Wong
if to JHI to	:	Johns Hopkins International, LLC
Address	:	720 Rutland Avenue Suite 100 Baltimore, Maryland 21205 U.S.A.
Fax number:	:	1-410-955-0889
Marked for the attention of	:	Mr. Steven J. Thompson
With a copy to	:	The Johns Hopkins Health System Corporation
Address	:	600 N. Wolfe Street, Admin. Bldg. 400 Baltimore, Maryland 21287 U.S.A.
Fax number	:	1-410-955-0636
Marked for the attention of	:	General Counsel

Or to such other address, facsimile number or contact as a party may specify by notice in writing to the other parties.

6.2 In the absence of evidence of earlier receipt, any notice shall be deemed to have been duly given if sent by registered post five (5) days after posting (if sent to overseas), or two (2) days after posting (if sent locally);

7. <u>Governing Law and Submission to Jurisdiction</u>

7.1 This Agreement is governed by and shall be construed in accordance with the laws of the State of Maryland.

7.2 (a) In the event any dispute arises between the Parties regarding this Agreement, the Parties shall first attempt to resolve the dispute by a meeting between their chief executive officers to occur within thirty (30) days after one Party gives notice to the others of a dispute. If unsuccessful, the Parties shall then endeavor for a succeeding (30) day period to hold a non-binding mediation before a mutually selected independent mediator in an effort to resolve the dispute.

(b) If the above efforts to resolve the dispute are unsuccessful, any Party may then commence litigation as provided in this paragraph. Each of the Parties to this Agreement hereby irrevocably and unconditionally: (i) consents to submit to the exclusive jurisdiction of the courts of Baltimore County, Maryland for any proceeding arising in connection with this Agreement and each such Party agrees not to commence any such proceeding except in such courts, and (ii) waives any objection to the laying of venue of any such proceeding in the courts of Baltimore County, Maryland.

(c) The Parties hereby knowingly and voluntarily waive trial by jury in any action or proceeding or counterclaim brought by any Party hereto against any other Party on any and every matter, directly or indirectly, arising out of or with respect to this Agreement.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF this Agreement has been executed by the Parties the day and year first before written.

SIGNED by)
For and on behalf of)
PROACTIVE MEDICARE ENTERPRISE)
(HONG KONG) LIMITED)
in the presence of:)

SIGNED by)
For and on behalf of)
PROACTIVE MEDICAL ENTERPRISE, INC.)
in the presence of:)

SIGNED by)
For and on behalf of)
JOHNS HOPKINS INTERNATIONAL, LLC)
in the presence of:)

EXHIBIT A

Licensing Agreement

EXHIBIT B

Officers, Directors and Shareholders of the Assignor and Assignee

1. **The Assignor**
Proactive Medicare Enterprise (Hong Kong) Limited

1.1	Shareholders	Number of shares held
	UPMG International Limited (a British Virgin Islands company) (previously known as Way Beyond Developments Limited)	100%

1.2 Directors : Herbert Y. Wong
Robert Y. Wong
Yuen Yee Wong

1.3 Officers [Please Add Officers]

2. **The Assignee**
Proactive Medical Enterprise, Inc.

2.1	Shareholders	Number of shares held
	Mr. Herbert Y. Wong	900
	Ms. Shirley Lockwood	100
	Total:	1,000

2.2 Directors : Herbert Y. Wong
Shirley Lockwood
Gwen Hoffman

2.3. Officers Herbert Y. Wong, President
Shirley Lockwood, Treasurer
Gwen Hoffman, Secretary

EXHIBIT C

Due Diligence Items

1. Copies of the organizational documents of the Assignee and of any modifications to the organizational documents of the Assignor not in JHI's possession.
2. Good Standing Certificates or the equivalent for the Assignor and Assignee.
3. Corporate Resolutions for the Assignor and Assignee.
4. Opinion of counsel to the Assignor and Assignee addressed to JHI as referred to in Clause 5.5 in form, and issued by a firm, acceptable to JHI.
5. Services Agreement for name usage between Assignor and Assignee.
6. Commitments from executive management and directors of Assignor and Assignee as required by Sections 8(b) and 9(a) of the Licensing Agreement.
7. Actual and/or pro forma balance sheets, income statements and statements of cash flows and investment prospectus.
8. Review and discussion of capitalization of the Assignee.